Exhibit 99.1

Oceaneering Announces Record Second Quarter Earnings

— Narrows 2012 EPS Guidance Range to $2.55 to $2.65

— Initiates Third Quarter 2012 EPS Guidance of $0.75 to $0.80

July 25, 2012 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported record second quarter earnings for the period ended June 30, 2012. On revenue of $673 million, Oceaneering generated net income of $72.6 million, or $0.67 per share. During the corresponding period in 2011, Oceaneering reported revenue of $546 million and net income of $56.7 million, or $0.52 per share.

Summary of Results

(in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2012	2011	2012	2012	2011
Revenue	$672,545	$545,838	$594,893	$1,267,438	$1,016,258
Gross Profit	161,158	126,116	123,303	284,461	224,917
Operating Income	110,047	81,674	75,987	186,034	142,741
Net Income	$72,554	$56,693	$51,455	$124,009	$98,763

Diluted Earnings Per Share	$0.67	$0.52	$0.47	$1.14	$0.91

Year over year and sequentially, quarterly earnings per share (EPS) increased as all business segments achieved higher operating income, led by Remotely Operated Vehicles (ROV), Subsea Projects, and Asset Integrity.

M. Kevin McEvoy, President and Chief Executive Officer, stated, “Our EPS was up 43% over the first quarter of this year, and up 29% compared to the second quarter of 2011. As expected, operating income margin improved sequentially in each of our operating segments. We achieved record quarterly ROV and Asset Integrity operating income.

“Our outlook for the remainder of this year remains very positive. Given this outlook and our year-to-date performance, we are narrowing our 2012 EPS guidance range to $2.55 to $2.65 from $2.45 to $2.65, up slightly at the midpoint. Compared to the first half, we anticipate achieving higher operating income during the second half of 2012, principally due to our ROV and Subsea Products businesses. We continue to forecast operating income growth for all of our segments in 2012 relative to 2011.

“Compared to the first quarter, ROV operating income increased on the strength of higher demand for both drilling and vessel-based support services, notably in the U.S. Gulf of Mexico. During the quarter we put 13 new ROVs into service and retired 3. At the end of June we had 280 vehicles in our fleet, compared to 262 one year ago. During the second half of this year we expect to place into service 7 to 12 more new systems. We now anticipate adding a total of 25 to 30 new systems to our ROV fleet and retiring 5 in 2012.

“Subsea Products operating income rose on the strength of increased revenue and profitability from tooling. Subsea Products backlog at quarter-end was $621 million, up from our March backlog of $402 million and $405 million one year ago. The substantial increase in backlog was attributable to two large umbilical contracts we announced during the quarter.

“Subsea Projects operating income increased due to an escalation of work for BP off Angola. Asset Integrity operating income was higher on increased service sales in all of the major geographic areas we serve, markedly in Norway due to the acquisition we made in late 2011.

“Other expense, net, of $3.2 million for the quarter and $4.6 million year-to-date consisted primarily of foreign currency exchange losses, principally related to our Brazilian operations, as the U.S. dollar strengthened against the Brazilian real.

“For the third quarter of 2012, we expect a sequential improvement in operating income, principally from our ROV and Subsea Products business segments. We are projecting EPS of $0.75 to $0.80.

“Our liquidity and projected cash flow provide us with ample resources to invest in Oceaneering’s growth. During the quarter we generated EBITDA of $149 million, $265 million year to date, and for 2012 we anticipate generating at least $565 million. At the end of the quarter our balance sheet remained conservatively capitalized with $86 million of cash, $125 million of debt, and $1.6 billion of equity.

“During the quarter we purchased 400,000 shares of our common stock at a cost of about $19.4 million. And, as announced in April, we increased our regular quarterly cash dividend to $0.18 from $0.15 per share. These actions underscore our continued confidence in Oceaneering’s financial strength and future business prospects.

“Looking beyond 2012, our belief that the oil and gas industry will continue to invest in deepwater projects remains unchanged. Deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low finding and development costs. With our existing assets, we are well positioned to supply a wide range of the services and products required to support safe deepwater efforts of our customers.”

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: positive outlook for the rest of 2012; 2012 EPS guidance range; anticipated operating income results during the second half of 2012; forecasted operating income growth for 2012 relative to 2011; expected additions and retirements of ROVs in service during the second half of this year; anticipated additions and retirements of ROVs to its fleet in 2012; expected third quarter 2012 sequential improvement in operating income, principally from ROVs and Subsea Products; projected third quarter EPS; expectation that its liquidity and projected cash flow will provide ample resources to invest in the company’s growth; anticipated 2012 EBITDA; belief that the oil and gas industry will continue to invest in deepwater projects; and belief that deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates.

These forward-looking statements are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain, and the timing of, new projects; changes in customers’ operational plans or schedules; contract cancellations or modifications; difficulties executing under contracts; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these and other risk factors, please see Oceaneering’s annual report on Form 10-K for the year ended December 31, 2011 and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

We define EBITDA as net income plus provision for income taxes, interest income/expense, net, and depreciation and amortization. EBITDA is a non-GAAP financial measure. We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as an alternative for our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. For a reconciliation of these EBITDA amounts to the most directly comparable GAAP financial measures, please see the attached schedules.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; E-Mail investorrelations@oceaneering.com. A live webcast of the company’s earnings release conference call, scheduled for Thursday, July 26, 2012 at 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Jun. 30, 2012	Dec. 31, 2011
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $85,588 and $106,142)	$1,040,234	$984,122
Net Property and Equipment	962,403	893,308
Other Assets	522,227	523,114

TOTAL ASSETS	$2,524,864	$2,400,544

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$562,226	$501,375
Long-term Debt	125,000	120,000
Other Long-term Liabilities	212,990	221,207
Shareholders’ Equity	1,624,648	1,557,962

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,524,864	$2,400,544

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
	Jun. 30,	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,
	2012	2011	2012	2012	2011
	(in thousands, except per share amounts)
Revenue	$672,545	$545,838	$594,893	$1,267,438	$1,016,258
Cost of services and products	511,387	419,722	471,590	982,977	791,341

Gross Profit	161,158	126,116	123,303	284,461	224,917
Selling, general and administrative expense	51,111	44,442	47,316	98,427	82,176

Income from Operations	110,047	81,674	75,987	186,034	142,741
Interest income	194	89	344	538	256
Interest expense	(1,256)	(212)	(545)	(1,801)	(359)
Equity earnings of unconsolidated affiliates, net	119	1,430	804	923	1,900
Other expense, net	(3,186)	(217)	(1,473)	(4,659)	(358)

Income before Income Taxes	105,918	82,764	75,117	181,035	144,180
Provision for income taxes	33,364	26,071	23,662	57,026	45,417

Net Income	$72,554	$56,693	$51,455	$124,009	$98,763

Weighted Average Number of Diluted Common Shares	108,663	109,147	108,761	108,706	109,075
Diluted Earnings per Share	$0.67	$0.52	$0.47	$1.14	$0.91

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

	For the Three Months Ended			For the Six Months Ended
	Jun. 30,	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,
	2012	2011	2012	2012	2011
	($ in thousands)
Remotely Operated Vehicles
Revenue	$208,802	$189,097	$193,971	$402,773	$353,425
Gross profit	$74,177	$66,529	$66,392	$140,569	$121,937
Operating income	$64,168	$58,145	$56,933	$121,101	$105,551
Operating margin	31%	31%	29%	30%	30%
Days available	25,182	23,729	24,246	49,428	47,003
Utilization	81%	76%	79%	80%	74%

Subsea Products
Revenue	$191,783	$195,800	$172,081	$363,864	$353,118
Gross profit	$54,612	$54,934	$46,781	$101,393	$96,721
Operating income	$36,742	$36,269	$29,510	$66,252	$63,952
Operating margin	19%	19%	17%	18%	18%
Backlog	$621,000	$405,000	$402,000	$621,000	$405,000

Subsea Projects
Revenue	$90,448	$34,733	$72,676	$163,124	$72,302
Gross profit	$20,149	$4,239	$11,911	$32,060	$9,570
Operating income	$15,969	$1,874	$7,567	$23,536	$4,910
Operating margin	18%	5%	10%	14%	7%

Asset Integrity
Revenue	$113,660	$69,768	$93,456	$207,116	$128,118
Gross profit	$23,948	$12,945	$12,230	$36,178	$22,342
Operating income	$16,444	$9,349	$6,538	$22,982	$15,229
Operating margin	14%	13%	7%	11%	12%

Advanced Technologies
Revenue	$67,852	$56,440	$62,709	$130,561	$109,295
Gross profit	$10,926	$7,256	$7,723	$18,649	$13,569
Operating income	$6,645	$3,160	$3,509	$10,154	$5,677
Operating margin	10%	6%	6%	8%	5%

Unallocated Expenses
Gross profit	$(22,654)	$(19,787)	$(21,734)	$(44,388)	$(39,222)
Operating income	$(29,921)	$(27,123)	$(28,070)	$(57,991)	$(52,578)

TOTAL
Revenue	$672,545	$545,838	$594,893	$1,267,438	$1,016,258
Gross profit	$161,158	$126,116	$123,303	$284,461	$224,917
Operating income	$110,047	$81,674	$75,987	$186,034	$142,741
Operating margin	16%	15%	13%	15%	14%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions	$68,174	$58,270	$92,677	$160,851	$167,762
Depreciation and Amortization	$41,646	$37,708	$40,588	$82,234	$73,145

The above should be read in conjunction with the Company's latest Annual Report on Form 10-K.

RECONCILIATION of GAAP to NON-GAAP FINANCIAL INFORMATION

	For the Three Months Ended			For the Six Months Ended
	Jun. 30,	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,
	2012	2011	2012	2012	2011
	($ in thousands)
Earnings Before Interest, Tax, Depreciation and
Amortization (EBITDA)
Net Income	$72,554	$56,693	$51,455	$124,009	$98,763
Depreciation and Amortization	41,646	37,708	40,588	82,234	73,145

Subtotal	114,200	94,401	92,043	206,243	171,908
Interest Income/Expense, Net	1,062	123	201	1,263	103
Provision for Income Taxes	33,364	26,071	23,662	57,026	45,417

EBITDA	$148,626	$120,595	$115,906	$264,532	$217,428

	2012 Estimates
	Low	High
	(in thousands)
Net Income	$275,000	$290,000
Depreciation and Amortization	165,000	170,000

Subtotal	440,000	460,000
Interest Income/Expense, Net	—	—
Provision for Income Taxes	125,000	135,000

EBITDA	$565,000	$595,000